Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 155 to Registration Statement No. 002-92661 on Form N–1A of our report dated October 17, 2019 relating to the financial statements and financial highlights of Fidelity Total Bond K6 Fund a fund of Fidelity Income Fund, appearing in the Annual Report on Form N-CSR of Fidelity Income Fund for the year ended August 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 22, 2019